RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                                     Company

                         RESIDENTIAL FUNDING CORPORATION
                                 Master Servicer

                       Mortgage Pass-Through Certificates
                                 Series 1997-S14
$   10,617,431*           7.250%            Class M-1 Certificates
$    7,078,387*           7.250%            Class M-2 Certificates
$    5,308,716*           7.250%            Class M-3 Certificates

                        Supplement dated December 4, 1997
                                       to
                  Prospectus Supplement dated October 27, 1997
                                       and
                        Prospectus dated August 21, 1997


*The Certificate Principal Balances of the Class M-1 Certificates, Class M-2 Certificates and the Class M-3 Certificates (collectively, the "Class M Certificates") after giving effect to the distribution on November 25, 1997.

The Class M-1 Certificates, Class M-2 Certificates and the Class M-3 Certificates (collectively, the "Class M Certificates") will be offered by Residential Funding Securities Corporation (the "Underwriter"), on a
best-efforts basis pursuant to an Underwriting Agreement (the "Underwriting Agreement") among the Company, the Master Servicer and the Underwriter. The Underwriter is an indirect wholly-owned subsidiary of the parent of the Company. The obligation of the Underwriter to pay for and accept delivery of any of the Class M Certificates is subject to, among other things, the simultaneous sale by the Underwriter of such Class M Certificates. The termination date of the offering of the Class M Certificates is the earlier to occur of December 4, 1998 or the date on which all of the Class M Certificates have been sold. Proceeds of the offering of the Class M Certificates will not be placed in any escrow, trust or similar arrangement. The Underwriter intends to offer the Class M Certificates from time to time to the public in negotiated

                        (continued on the following page)

THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ IN CONJUNCTION THEREWITH.

                   Residential Funding Securities Corporation






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transactions  or otherwise  at varying  prices to be  determined  at the time of sale. The proceeds to the Company from any sale of the Class M Certificates will be equal to the purchase price paid by the purchaser thereof, net of any expenses payable by the Company and any compensation payable to the Underwriter and any dealer. The Underwriter may effect such transactions by selling the Class M Certificates to or through dealers. In connection with the purchase and sale of the Class M Certificates, the Underwriter and any dealers that may participate with the Underwriter in such resale of the Class M Certificates may be deemed to have received compensation from the Company in the form of discounts or commissions or, in the case of such dealers, compensation from the
Underwriter  in  the  form  of  discounts,   concessions  or  commissions.   The
Underwriter and any dealers that participate with the Underwriter in the distribution of the Underwritten Certificates may be deemed to be underwriters and any profit on the resale of the Underwritten Certificates positioned by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M Certificates. Neither the Company, the Underwriter nor any other person intends to make a secondary market in the Class M Certificates. There can be no assurance that any such secondary market will develop, or if it does develop, that it will continue.

UNTIL MARCH 4, 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS M CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




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